UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2009

Sterling Banks, Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	333-133649	20-4647587

(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation)	Number )	Identification No.)

3100 Route 38
Mount Laurel, New Jersey 08054
(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (856) 273-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17   CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17  CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On July 28, 2009, Sterling Banks, Inc. (the “Company”), the bank holding company for Sterling Bank (the “Bank”) and the Bank, entered into a Written Agreement (the “Agreement”) with the Federal Reserve Bank of Philadelphia and the New Jersey Department of Banking and Insurance (collectively, the “Regulators”).  The Agreement is based on findings of the Regulators identified in an examination of the Bank that commenced on January 5, 2009.

Under the terms of the Agreement, the Bank agreed, among other things, to engage, within 30 days of the Agreement, an independent consultant acceptable to the Regulators to assess the Bank’s staffing needs and the qualifications and performance of all senior executive officers of the Bank and to prepare a written report. Within 45 days of receipt of such report, the Bank agreed to submit to the Regulators a written management plan addressing the findings of the report.  In addition, within 60 days of the Agreement, the Bank will submit to the Regulators written plans to: strengthen board oversight of the management and operation of the Bank; strengthen the Bank’s management of commercial real estate; strengthen lending and credit administration, which includes a prohibition on the capitalization of interest; improve the periodic review and grading of the Bank’s loan portfolio; improve the Bank’s position regarding past due loans, problem loans, adversely classified loans; improve the Bank’s internal audit program; maintain sufficient capital at the Bank; improve the Bank’s earnings; improve management of the Bank’s liquidity position; and correct criticisms detailed in the Regulators’ examination report of the Bank’s compliance with all federal laws relating to anti-money laundering. The Bank has also agreed to maintain an adequate allowance for loan and lease losses; charge-off or collect assets classified as “loss” in the Regulators’ examination report that have not been previously collected or charged off, and not to extend or renew any credit to or for the benefit of any borrower who is obligated to the Bank on an extension of credit that has been charged off or classified as “loss” in the Regulators’ examination report.  Under the Agreement, neither the Company nor Bank is permitted to declare or pay any dividends.  The Company has also agreed not to distribute any interest, principal or other sums on trust preferred securities; issue, increase or guarantee any debt; nor purchase or redeem any shares of the Company’s stock.

The Board of Directors of the Company and the Bank are also required to appoint a joint Compliance Committee to monitor and coordinate the Company’s and the Bank’s compliance with the provisions of the Agreement, obtain prior approval for the appointment of new directors, the hiring or change in responsibilities of senior executive officers, and to comply with restrictions on severance payments and indemnification payments to institution affiliated parties. Failure to comply with the provisions of the Agreement could subject the Company and/or the Bank to additional enforcement actions. We believe that the Company and or the Bank have already implemented or are acting in accordance with most of the requirements of the Agreement, and we intend to take such actions as may be necessary to enable the Company and or the Bank to comply with the remaining requirements of the Agreement.  However, there can be no assurance that the Company and or the Bank will be able to comply fully with the provisions of the Agreement, or that efforts to comply with the Agreement will not have adverse effects on the operations and financial condition of the Company or the Bank.

The Agreement does not affect the Bank’s ability to continue to conduct its banking business with customers in a normal fashion.  The Bank’s deposits will remain insured by the FDIC to the maximum limits allowed by law.  The Agreement will remain effective and enforceable until stayed, modified, terminated or suspended in writing by the Regulators.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1	Written Agreement between Sterling Banks, Inc., Sterling Bank, the Federal Reserve Bank of Philadelphia and the New Jersey Department of Banking and Insurance

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STERLING BANKS, INC.
Date: July 31, 2009	By: /s/ Robert H. King
Name: Robert H. King
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Written Agreement between Sterling Banks, Inc., Sterling Bank, the Federal Reserve Bank of Philadelphia and the New Jersey Department of Banking and Insurance